EXHIBIT 99.1

Euramax International, Inc. Receives Consents From Holders of Approximately 99% of its 8½% Senior Subordinated Notes due 2011 Pursuant to its Tender Offer and Consent Solicitation

Norcross, Georgia (May 16, 2005) - Euramax International, Inc. (the “Company”) announced today that it has received consents from holders of $197,950,000 aggregate principal amount of its outstanding 8½% Senior Subordinated Notes due 2011 (the “Notes”) in connection with its previously announced tender offer and consent solicitation, representing approximately 99% of the total Notes outstanding.  The consents are sufficient to execute a supplemental indenture that would effect the proposed amendments to the indenture governing the Notes (the “Supplemental Indenture”) as more fully described in the Company’s Offer to Purchase and Consent Solicitation Statement dated May 3, 2005 (the “Statement”) and the related Consent and Letter of Transmittal, pursuant to which the tender offer and consent solicitation are being made.

The Company will proceed to execute the Supplemental Indenture.  Although it will be executed, the Supplemental Indenture and the amendments will only become operative if the Company accepts the Notes for payment pursuant to the terms of the tender offer as set forth in the Statement and the related Consent and Letter of Transmittal.  When the amendments become operative, they will be binding on all holders of Notes whether or not a holder tendered its Notes for purchase in the tender offer.

The tender offer expires at 5:00 p.m., New York City time, on June 1, 2005, unless extended or earlier terminated by the Company (the “Expiration Date”).

The closing of the tender offer is subject to certain conditions with respect to the Notes, including without limitation, that the Company has received on or prior to the Expiration Date net proceeds from the Related Financing Transactions (as defined in the Statement) or other available sources of cash, in each case, on terms and conditions satisfactory to the Company in its sole discretion and in an amount sufficient to pay the aggregate total consideration payable pursuant to the tender offer, plus all fees and expenses related to the tender offer and the consent solicitation, and that the merger of the Company with Emax Merger Sub, Inc., a wholly owned subsidiary of GSCP Emax Acquisition, LLC, has been consummated on or prior to the expiration of the tender offer.

The total consideration for the Notes tendered will be calculated upon consummation of the tender offer based on a fixed-spread pricing formula described in the Statement using a yield determined as of 9:00 a.m., New York City time, on May 17, 2005.  Subject to the satisfaction of the conditions to the tender offer, the payment date for the Notes will be promptly following the Expiration Date, as it may be extended.

Credit Suisse First Boston (“CSFB”) and Goldman, Sachs & Co. (“Goldman Sachs”) are the Dealer Managers and Solicitation Agents for the tender offer and the consent solicitation.  Questions regarding the tender offer should be directed to CSFB at (800) 820-1653 (U.S. toll-free) or (212) 538-0652 (collect) or to Goldman Sachs at (800) 828-3182 (U.S. toll-free) or (212) 357-8664 (collect).

Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent for the tender offer and consent solicitation, at 48 Wall Street, New York, NY 10005, (800) 848-2998 (U.S. toll-free) or (212) 269-5550 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities. The full terms of the tender offer and consent solicitation are set forth in the Statement and the related Consent and Letter of Transmittal.

Euramax International, Inc. is an international producer of value-added aluminum, steel, vinyl and fiberglass fabricated products with facilities located in all major regions of the continental United States as well as in the United Kingdom, The Netherlands and France.  The Company’s customers include original equipment manufacturers; commercial panel manufacturers and transportation industry manufacturers; rural contractors; home centers; home improvement contractors; distributors; industrial and architectural contractors; and manufactured housing producers.

Note regarding forward looking statements: Statements made by the Company which are not historical facts are forward looking statements that involve risks and uncertainties.  Statements including the words “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will be,” “will continue,” “will likely result,” “would” and other words and terms of similar meaning also indicate forward looking statements that involve risks and uncertainties.  Actual results could differ materially from those expressed or implied in forward looking statements due to many important factors, including without limitation: the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions of the merger agreement; risks associated with the Company’s substantial indebtedness, leverage and debt service; risks of increasing competition; general economic or business conditions; the Company’s exposure to fluctuations in the price of its primary raw materials such as steel and aluminum; fluctuations in currency exchange and interest rates; the Company’s ability to retain management; and increases in the costs of compliance with laws and regulations, including environmental laws and regulations.  For further information on these and other risks, see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Contact:	Euramax International, Inc.
R. Scott Vansant
(770) 449-7066